INVESCO SENIOR INCOME TRUST

AMENDMENT NO. 3

TO

THE STATEMENT OF PREFERENCES

OF

VARIABLE RATE TERM PREFERRED SHARES (“VRTP SHARES”)

DATED OCTOBER 26, 2012

(THE “STATEMENT”)

WHEREAS, pursuant to authority expressly vested in the Board of Trustees of Invesco Senior Income Trust (the “Fund”) by Section 1.1 of the Declaration of Trust of the Fund, the Board of Trustees of the Fund may transact the Fund’s affairs;

WHEREAS, the Board of Trustees has determined that it is in the best interest of the Fund to extend the Term Redemption Date of the VRTP Shares to September 1, 2017, and has approved such change; and

WHEREAS, this change in the Term Redemption Date has been consented to in writing by the sole shareholder of the Fund’s Outstanding VRTP Shares.

NOW THEREFORE, the undersigned officer of the Fund hereby certifies as follows:

1. The Board of Trustees of the Fund has adopted resolutions to extend the Term Redemption Date to September 1, 2017.

2. The definition of “Term Redemption Date” in the Statement is deleted in its entirety and replaced with the following:

“Term Redemption Date” means September 1, 2017 or such later date to which the Term Redemption Date may be extended in accordance with Section 10(b)(i)(A) of this Statement of Preferences.

3. Any capitalized terms used herein but not defined herein shall have the meanings given to such capitalized terms in the Statement.

4. Except as amended hereby, the Statement remains in full force and effect.

5. An original copy of this amendment shall be lodged with the records of the Fund and filed in such places as the Board of Trustees deems appropriate.

[Signature Page Follows]

Dated this 27th day of August 2014.

INVESCO SENIOR INCOME TRUST

By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President